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May 27, 1998


Mr. Ed Mayhugh
4749 Chandler Court
Iowa City, IA  52245


RE:  Offer

Dear Ed:

FlashNet Communications, Inc. is excited to be making this offer of employment. We feel that your skills and experience coupled with FlashNet's unique market position and exciting future represent a dynamic opportunity for us both. To that end we would like to provide the following offer


     Start Date:          Not later than June 22, 1998, but possibly sooner
                          depending upon the response of your current employer to your notice.


     Position:            Director of Network Services


     General Job Duties:  As with most senior management positions, you will be largely responsible for writing your job description. In a general sense, you will be responsible for helping FlashNet build a top-notch network with which we can achieve our goal of becoming a premium provider of data services to the residential and commercial markets. Once you have arrived you will be expected to assist in formulating a comprehensive departmental strategic plan.


     Base Salary:         $3,846.15 per pay period (bi-weekly), which calculates
                          to $100,000 on an annual basis.


     Bonus: During the next three months management must establish proper goals and apply consistent measurement to determine pay out of bonus dollars. Up to 20% of annual salary is to be allocated. Bonus computation shall be quarterly, based upon pro-rata completion of goals.


     Sign On Bonus:       Upon your arrival to work, FlashNet will provide a
                          one-time signing bonus of $20,000. Such bonus shall be payable immediately, but shall be considered to vest over your first year of employment so that in the event that you separate voluntarily from the Company, you shall be required to repay the Company a prorated amount based upon the number of months actually worked. In no event shall you be

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                          required to repay more than actually received (i.e.
                          net of withholding taxes).


     Temporary Living:    Temporary living expense reimbursements will be made
                          to you for up to $10,000 in actual expenses incurred during the time prior to your move to the Dallas/Ft.
                          Worth area. Such reimbursement will be made on a bi-weekly basis according to the appropriated expenses submitted.


     Common Stock:        The Company will provide pre-IPO stock options,
                          subject to the terms and conditions of Website
                          Management  Company's Non-Qualified Stock Option
                          Agreement (which agreement is a part of the 1997 Stock
                          Incentive Plan), and full execution of such agreement, options to acquire 11,000 shares, to be fully vested in stages over sixty (60) months, according to the following vesting schedule:

                              3,000 shares at $8.00 per share to vest by 6/22/99 2,000 shares at $8.33 per share to vest by 6/22/00 2,000 shares at $8.33 per share to vest by 6/22/01 2,000 shares at $8.33 per share to vest by 6/22/02 2,000 shares at $8.33 per share to vest by 6/22/03

                         This shall not serve to limit the number of shares that may be awarded to you, as adjustments based upon annual performance reviews will determine additional options or awards. All shares shall fully vest upon any Change in Control. Further, shares will fully vest AND SHALL BE EXERCISABLE IMMEDIATELY if you are terminated without Cause after your first twelve months of employment.

                         For purposes of this provision, Cause shall mean by reason of any of the following: (A) Employee's conviction of, plea of nolo contendere to, any felony, or to any crime or offense causing substantial harm to the Company or any of its affiliates (whether or not for personal gain), or involving acts of theft, fraud embezzlement, moral turpitude or similar conduct, (B) Employee's violation of the Company's substance abuse policy, if any, as such may apply from time to time,
                         (C) failure to perform Employee's job responsibilities or malfeasance in the conduct of Employee's duties, including, but not limited to, (1) willful and intentional misuse or diversion of the Company's or any of its affiliates funds, (2) fraudulent, willful or material misrepresentations or concealment on any written reports submitted to the Company or any of its affiliates, (D) the occurrence of an event or series of events that lead the senior management or the Board of Directors of the Company to the reasonable conclusion that Employee has materially breached or damaged their trust in his character and integrity sufficiently to impair his standing with the Company,
                         (E) material failure to follow or comply with the reasonable and lawful directives of the chief executive officer, president or the Board of Directors of the Company, (F) mental or physical incapacity or inability of the Employee to perform his duties for a consecutive period of ninety (90) days or a non-consecutive period of one hundred twenty (120) days during a twelve month period.

     Severance:          A severance amount equal to four months' salary would
                         be paid if your employment is terminated without cause
                         within twelve months after a Change In Control.  This
                         severance provision shall expire if a Change In Control
                         has not occurred within three (3) years of the date of
                         this letter.
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     Vacation:           3 weeks per 12 month period of employment beginning on
                         the original hiring date. Notice for days taken must be in accordance with FlashNet company policy.


     Health Benefits:    The Company will cover, at no charge to you, the
                         premium portion of the health plan for you, your family under the Company's existing HMO/PPO policy with Aetna.
                         Under the Company's "key employee" provision, we will waive the 90 day waiting period for your participation in the plan, and make your instatement effective upon proper application.




This offer shall expire in the event it has not been accepted on or before ten
(10) days for the date above. I hope that this compensation structure is acceptable to you. If so, please acknowledge the same by signing below in the space indicated. I look forward to our success here at FlashNet Communications and to your valued involvement to make it happen.

Sincerely,

/s/ M. Scott Leslie
------------------------
     Scott Leslie
President




AGREED AND ACCEPTED this 27th day of May, 1998
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BY: /s/ Ed Mayhugh
   ----------------------------------
     Ed Mayhugh